ARTICLES OF AMENDMENT TO THE
                ARTICLES OF INCORPORATION OF R-TEC HOLDING, INC.


     Pursuant to the Idaho Business Corporation Act, the following Articles of Amendment to its Articles of Incorporation are adopted by R-Tec Holding, Inc.

                                       I.

     The name of the corporation is R-Tec Holding, Inc.

                                       II.

     The following amendment to the second paragraph of the Articles of Incorporation was adopted by the shareholders of the Corporation on April 4, 2000, in the manner prescribed by the Idaho Business Corporation Act and the bylaws of the corporation so that the second paragraph shall read as follows:

          Second: The aggregate number of shares that the Corporation shall have authority to issue is 30,000,000 shares of voting Common stock, all of which shares shall be of non par value, and 5,000,000 shares of Preferred stock, with authority in the board of directors to prescribe the classes, series, and the number of each class or series of Preferred stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of Preferred stock as authorized in ss.30-1-602, Idaho Code.

                                      III.

     The number of shares of common stock of the corporation outstanding at the time of the adoption of the above amendment was 8,533,594 and the number of shares entitled to vote on the amendment was the same.

                                       IV.

     The number of shares of common stock that voted for the above amendment was 5,668,632 and the number of shares of common stock that voted against the amendment was 0.
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                                       V.

     The designation, number of shares, and voting results of each class of stock of the corporation entitled to vote on the above amendment as a class were as follows: None.

                                       VI.

     Any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be affected in the following manner: None.

     Dated this ____ day of April, 2000.


                                            R-TEC HOLDING, INC.


                                            By /s/
                                              ----------------------------------
                                              Robert C. Montgomery Its Secretary